UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2017

TELEPHONE AND DATA SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-14157	36-2669023
(State or other jurisdiction of	(Commission	(I.R.S. Employer Identification No.)
incorporation or organization)	File Number)

30 North LaSalle Street, Suite 4000, Chicago, Illinois 60602
(Address of principal executive offices) (Zip code)

Registrant's telephone number, including area code: (312) 630-1900

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□		Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□		Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□		Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□		Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events

On March 30, 2016, the Federal Communications Commission (“FCC”) released an order modifying the existing Universal Service Fund (“USF”) program under which Telephone and Data Systems, Inc. (“TDS”), through its wireline subsidiary, TDS Telecommunications Corporation (“TDS Telecom”), receives approximately $50 million in annual support.  The modification extends the Connect America Fund (“CAF”) program to rate-of-return incumbent local exchange carriers for the purpose of extending broadband services, including standalone broadband, in unserved and underserved rural areas.  The FCC is providing rate-of-return carriers with two paths to receive funds from the CAF.  The first path includes a voluntary model-based approach and includes support for a ten-year period in exchange for meeting defined build-out obligations, referred to as the Alternative Connect America Cost Model (“A-CAM”).  This election must be done at the state level.  The second path is based on existing rate-of-return mechanisms, but with substantial modifications.  This path also includes defined build-out obligations.  In August 2016, TDS obtained an offer (“the Initial Offer”) from the FCC of the amount of support that would be received if it elected the A-CAM path.  Under the Initial Offer, which replaces its current level of funding, TDS would receive $82 million of support revenue annually for ten years.  Unlike the current program, this support comes with an obligation to build defined broadband speeds to reach approximately 160,000 homes.

TDS notified the FCC of its decision to accept the Initial Offer A-CAM support and the associated obligations for all of its states.  On November 2, 2016, the FCC released a notice stating that 216 rate-of-return carriers elected the A-CAM model.  Based upon carrier elections, the FCC’s stated support funding level would not be sufficient to meet the demand.  The FCC requested that parties file recommendations on measures that should be considered to address the support funding shortfall.  The FCC has considered those recommendations.

On December 20, 2016, the FCC released an order with a second offer (“the Revised Offer”) which includes revised funding amounts and buildout obligations. Under the Revised Offer, TDS would receive $75 million of support revenue annually for ten years.  Support for five states (FL, GA, NH, TN and VT) under the Revised Offer remained unchanged from the Initial Offer.  Since support levels did not change, TDS’s election of A-CAM was deemed accepted in these five states as of December 20, 2016.  TDS received revised support amounts for its remaining 20 states.  Additionally, incremental funding would be provided for transition in the early years for certain states similar to the Initial Offer. This Revised Offer to TDS maintained the obligation to build defined broadband speeds to reach approximately 160,000 homes, however the required speeds for certain locations were reduced. The FCC conditioned the acceptance of the Revised Offer upon a requirement that carriers electing the Revised Offer agree to meet the terms of the Initial Offer if additional high-cost support becomes available in 2017 to fund the Initial Offer.

TDS notified the FCC of its decision to accept the Revised Offer, including the requirement that TDS will meet the terms of the Initial Offer if in 2017 the FCC decides to fund the Initial Offer.  The FCC issued a public notice on January 24, 2017 authorizing and directing the Universal Service Administrative Company (“USAC”) to disburse the annual support amounts under the Revised Offer over the ten-year term to each carrier that had accepted the revised A-CAM offer, including TDS.

Build out obligations under this program will require capital expenditures over the ten-year period that may be significant.  TDS currently plans to finance its build out obligations related to this program using cash flows from operating activities, which include support revenues received under this program.

Attached as Exhibit 99.1 is a press release issued by TDS Telecom with additional information, which is incorporated by reference herein.

Item 9.01.  Financial Statements and Exhibits

(d)          Exhibits:

In accordance with the provisions of Item 601 of Regulation S-K, any exhibits filed or furnished herewith are set forth on the Exhibit Index attached hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELEPHONE AND DATA SYSTEMS, INC.
(Registrant)

Date:	January 25, 2017

		By:	/s/ Douglas D. Shuma
Douglas D. Shuma
Senior Vice President - Finance and Chief Accounting Officer
(principal financial officer and principal accounting officer)

EXHIBIT INDEX

The following exhibits are filed or furnished herewith as noted below.

Exhibit No.	Description

99.1	TDS Telecom Press Release dated January 25, 2017